Exhibit 99.1

LightPath Technologies Announces a New

Aspherical Collimating Lens for Blue Laser Diodes

For Immediate Release

Now Available Collimating Lens Designed for Blue Laser Diodes

(September 15, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce a new optical product for collimating Blue Laser Diodes. The new glass molded aspheric lens is designed for use with the new Nichia® blue diode laser, and is designed and manufactured to extremely stringent optical standards.

Achieving required beam quality is particularly difficult for shorter wavelength lasers. LightPath’s new “Blue” collimating lens (LightPath PN # 350671) is optimized for the specific beam divergence, peak wavelength and window material of the blue diode lasers, enabling blue laser applications to achieve excellent beam quality.

Dr. Bruce Bernacki, LightPath’s Chief Technology Officer said, “This lens was designed for the Nichia® diode but can be used with similar blue laser diode designs. The design was optimized with a very large forgiving clear aperture and is compensated for the laser manufacturers variation in window thickness. It is designed to work from 400nm to 415nm with a design centered at 408nm per the laser manufacturers specifications. We want to ensure the best wavefront possible propagates through this lens, so the lens is designed to be better than 0.04rms at 408nm and diffraction limited from 405nm to 412nm. In addition, limits were placed on the primary aberrations of spherical, coma and astigmatism, to ensure superior performance”.

This new lens type is currently available for production from LightPath for integration into OEM designs. Please contact sales for more information.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Edward Patton, Vice President of Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

Nichia®, is the registered trademark of the respective company.